EXHIBIT 10.63
CLIFFS NATURAL RESOURCES INC.

2010 PARTICIPANT GRANT
UNDER THE
2007 INCENTIVE EQUITY PLAN

Effective March 8, 2010 (“Date of Grant”), the Compensation and Organization Committee (“Committee”) of the Board of Directors of Cliffs Natural Resources Inc. (“Company”) hereby grants to Joseph A. Carrabba (“Participant”), an employee of the Company or of a Subsidiary of the Company, an Award of Eighteen Thousand Seven Hundred Twenty (18,720) Performance Shares covering the incentive period commencing December 31, 2009 and ending December 31, 2013 (“Incentive Period”) under the Cleveland-Cliffs, Inc. 2007 Incentive Equity Plan (“the Plan”), subject to and contingent upon the approval by the Company’s shareholders of the Amendment and Restatement of the Plan. The number of Performance Shares granted was determined so that the number of shares times the 60-day average closing price ending on March 8, 2010 of the Company’s common stock on the Date of Grant approximately equals $900,000 (sometimes referred to as the “maximum value at grant”). The Award is intended to create a financial incentive for the attainment of a performance target and to allow for the exercise of negative discretion by the Committee after December 31, 2013, such that the value of the Shares Earned may equal $600,000 (sometimes referred to as the “target payout amount”), or such other amount, determined by the Committee in its discretion, that appropriately reflects in the Committee’s judgment the Participant’s achievement of financial metrics and other factors. Notwithstanding the foregoing, in no event may Performance Shares Earned be greater than 18,720 shares.

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This Award shall be subject to the terms and conditions of the 2009 Participant Grant to the Participant under the 2007 Incentive Equity Plan, approved by the Committee at its March 8, 2010 meeting (“the Terms and Conditions”) provided to the Participant as attached hereto.

CLIFFS NATURAL RESOURCES INC.
(“Company”)

Francis R. McAllister
Chairman, Comp. & Organization Committee

The undersigned Participant hereby acknowledges receipt of the attached Terms and Conditions, hereby declares that he has read the Terms and Conditions, agrees to the Terms and Conditions, and accepts the Award of Performance Shares.

Joseph A. Carrabba
Chairman, President and Chief Executive Officer

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CLIFFS NATURAL RESOURCES INC.
THE TERMS AND CONDITIONS OF
THE 2010 PARTICIPANT GRANT
TO JOSEPH A. CARRABBA
UNDER THE
2007 INCENTIVE EQUITY PLAN

The Compensation and Organization Committee of the Board of Directors of Cliffs Natural Resources Inc. (the “Committee”) hereby establishes the Terms and Conditions of the 2010 Participant Grant to Joseph A. Carrabba (“the Grant”) under the 2007 Incentive Equity Plan (“Plan”) as follows:
ARTICLE 1.
Definitions
All terms used herein with initial capital letters and defined in the Plan shall have the meanings assigned to them in the Plan and the following additional terms, when used herein with initial capital letters, shall have the following meanings:
1.1    “Aggregate Value Added Objective” shall mean the Aggregate Value Added Objective set forth in Part 1 of Exhibit A.
1.2    “Incentive Period” shall mean the period beginning with the Date of the Grant and ending with December 31, 2013.
1.3    “Other Performance Objectives” shall mean the factors set forth in Part 2 of Exhibit A and any other factors as may be used by the Committee in the exercise of its negative discretion under Part 2 of Exhibit A.
1.4    “Performance Objectives” shall mean the Aggregate Value Added Objective and the Other Performance Objectives.

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1.5    “Performance Shares Earned” shall mean the number of Performance Shares granted in the Award that are determined by the Board after the conclusion of the Performance Period under Section 2.3 to have been earned by a Participant as determined under Section 2.3 .
1.6    “Share Ownership Guidelines” shall mean the Cliffs Natural Resources Inc. Directors’ and Officers’ Share Ownership Guidelines, as amended from time to time.

ARTICLE 2.
Grant and Terms of Performance Shares
2.1    Grant of Performance Shares. Pursuant to the Plan, the Company, by action of the Committee, has granted to the Participant the number of Performance Shares as specified in the Grant, without dividend equivalents, effective as of the Date of Grant, but subject to and contingent upon the approval by the Company’s shareholders of the Amendment and Restatement of the Plan. In the event that shareholder approval of the Amendment and Restatement of the Plan is not obtained, the Grant shall be null and void and shall have no effect.
2.2    Issuance of Performance Shares. The Performance Shares covered by the Grant and these Terms and Conditions shall result in the issuance of Shares (or cash, or a combination of Shares and cash, as decided by the Committee in its sole discretion), if at all, only after the completion of the Incentive Period and only if and to the extent to which such Performance Shares are earned as provided in Section 2.3 of this Article 2.
2.3    Performance Shares Earned. No Performance Shares subject to the Grant shall be earned unless the Aggregate Value Added Objective is achieved at some time during the Incentive Period. If the Aggregate Value Added Objective is achieved at some time during the Incentive Period, the number of Performance Shares Earned shall be 18,720 or such lesser number as the Committee may determine in its discretion based upon the achievement of the Other

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Performance Objectives, as determined and certified by the Committee as of the end of the Incentive Period.
2.4    Performance Shares Not Earned. In the event that Performance Shares covered by the Grant do not become Performance Shares Earned by reason of the exercise by the Committee of the discretion to reduce the amount that otherwise would be earned, based upon the level of satisfaction of the Other Performance Objectives, the Shares that do not become earned by reason of such Committee action shall be governed by Section 3.3 of the Plan, but subject to the added prohibition and condition that such Shares shall not be used or taken into account in any manner that is inconsistent with “negative discretion” provisions of Treas. Reg. Section 1.162-27(e)(2)(iii).
2.5    Payment of Performance Shares.
(a)    The payment of Performance Shares Earned shall be made in the form of Shares, cash, or a combination of Shares and cash, as decided by the Committee in its sole discretion, and shall be paid after the determination by the Committee of whether the Aggregate Value Added Objective was attained during the Performance Period and the level of attainment of the Other Performance Objectives (with the financial calculations associated with such determinations previously reviewed by an independent accounting professional), but in any event no later than 2½ months following the end of the Incentive Period. In the event that all or any portion of the Performance Shares Earned shall be paid in cash, the cash equivalent of one Performance Share Earned shall be equal to the average closing price of one share of common stock of the Company on the last Trading Day (as defined in Exhibit A) of the calendar year in which the Performance Period ends. The Committee may withhold Shares to the extent necessary to satisfy federal, state, local or foreign income tax withholding requirements, as described in Section 4.2. In addition, the Committee may restrict 50% of the Shares to be issued in satisfaction of the total Performance Shares Earned, before income tax withholding, so that they cannot be

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sold by Participant unless immediately after such sale the Participant is in compliance with the Share Ownership Guidelines that are applicable to the Participant at the time of sale.
(b)    Any payment of Performance Shares Earned to a deceased Participant shall be paid to the beneficiary designated by the Participant on the Designation of Death Beneficiary attached as Exhibit B and filed with the Company. If no such beneficiary has been designated or survives the Participant, payment shall be made to the estate of a Participant. A beneficiary designation may be changed or revoked by a Participant at any time, provided the change or revocation is filed with the Company.
(c)    Prior to payment, the Company shall only have an unfunded and unsecured obligation to make payment of Performance Shares Earned to the Participant. The Performance Shares covered by the Grant and these Terms and Conditions that have not yet been earned as Performance Shares Earned, and any interests of the Participant with respect thereto, are not transferable other than by completion of the Designation of Death Beneficiary attached as Exhibit B or pursuant to the laws of descent and distribution.
2.6    Death, Disability, or Termination without Cause.
(a)    With respect to Performance Shares granted to a Participant whose employment is terminated because of the Participant’s death or Disability, or who is terminated by the Company without Cause, the Participant (or his beneficiary in the case of his death) shall receive at the time specified in Section 2.5(a) as Performance Shares Earned the number of Performance Shares as is determined after the end of the Incentive Period under Section 2.3 , prorated based upon (x) the number of full months between December 31, 2009 and the date the Participant ceased to be employed by the Company, divided by the forty-eight (48) months in the Incentive Period.
(b)    In the event a Participant voluntarily terminates employment prior to December 31, 2013 or is terminated by the Company with Cause prior to the date of payment of

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Performance Shares Earned, the Participant shall forfeit all right to any Performance Shares that would have been earned under the Grant and these Terms and Conditions.
ARTICLE 3.
Other Terms Common to Performance Shares
3.1    Forfeiture.
(a)    A Participant shall not render services for any organization or engage directly or indirectly in any business which is a competitor of the Company or any affiliate of the Company, or which organization or business is or plans to become prejudicial to or in conflict with the business interests of the Company or any affiliate of the Company.
(b)    Failure to comply with subsection (a) above will cause a Participant to forfeit the right to Performance Shares and require the Participant to reimburse the Company for the taxable income received or deferred on Performance Shares that become payable to the Participant that have been paid out in Shares within the 90-day period preceding the Participant’s termination of employment.
(c)    Failure of the Participant to repay to the Company the amount to be reimbursed in subsection (b) above within three days of termination of employment will result in the offset of said amount from the Participant’s account balance in the Company’s Voluntary Non-Qualified Deferred Compensation Plan, if applicable (at the time that the amounts owed under the Voluntary Non-Qualified Deferred Compensation Plan are scheduled for payment), and/or from any accrued salary or vacation pay owed at the date of termination of employment or from future earnings payable by the Participant’s next employer. If applicable, such offset shall be deemed to constitute the payment due to him under the Voluntary Non-Qualified Deferred Compensation Plan in accordance with the time and form of payment specified under the Voluntary Non-Qualified Deferred Compensation Plan and the immediate repayment to the Company of the amounts owed under these Terms and Conditions.

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3.2    Change in Control. In the event a Change in Control (as defined in the Plan) occurs, all Performance Shares granted to a Participant for Incentive Periods which have not ended before the Change in Control shall, notwithstanding any preceding provisions of these Terms and Conditions to the contrary, immediately become Performance Shares Earned on a one-to-one basis regardless of the Performance Objectives. All Performance Shares, if any, granted to a Participant for an Incentive Period which ended before the Change in Control, and which have not been paid in accordance with Section 2.5, will be deemed to be Performance Shares Earned to the extent and only to the extent that they became Performance Shares Earned as of the end of the Incentive Period based upon the Performance Objectives for the Incentive Period. Notwithstanding any preceding provisions of these Terms and Conditions to the contrary, the value of all Performance Shares Earned, including ones for Incentive Periods which have already ended: (a) shall be paid in cash based on the Fair Market Value of the Shares determined on the date the Change in Control occurs; and (b) all such payments with respect to Performance Shares shall be made within 10 days of the Change in Control.
ARTICLE 4.
General Provisions
4.1    Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Grant and these Terms and Conditions, the Company shall not be obligated to issue any Shares pursuant to the Grant and these Terms and Conditions if the issuance or payment thereof would result in a violation of any such law; provided, however, that the Shares will be issued at the earliest date at which the Company reasonably anticipates that the issuance of the Shares will not cause such violation.
4.2    Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment of Performance Shares Earned to the

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Participant , the Company shall withhold the minimum amount of taxes which it determines it is required by law or required by the terms of the Plan to withhold in connection with any recognition of income incident to this Plan payable in cash or Shares to the Participant or the Participant’s beneficiary. In the event of a taxable event occurring with regard to Shares on or after the date that the Shares become nonforfeitable, the Company shall reduce the Shares owed to the Participant or beneficiary by the fewest number of such Shares owed to the Participant or beneficiary such that the Fair Market Value of such Shares shall equal (or exceed by not more than the Fair Market Value of a single Share) the Participant’s or other person’s “Minimum Withholding Tax Liability” resulting from such recognition of income. The Company shall pay cash equal to such Fair Market Value to the appropriate taxing authority for purposes of satisfying such withholding responsibility. If a distribution or other event does not result in any withholding tax liability as a result of the Participant’s election to be taxed at an earlier date or for any other reason, the Company shall not reduce the Shares owed to the Participant or beneficiary. For purposes of this paragraph, a person’s “Minimum Withholding Tax Liability” is the product of: (a) the aggregate minimum applicable federal and applicable state and local income withholding tax rates on the date of a recognition of income incident to the Plan; and (b) the Fair Market Value of the Shares recognized as income to the Participant or other person determined as of the date of recognition of income, or other taxable amount under applicable statutes.
4.3    Continuous Employment. For purposes of the Grant and these Terms and Conditions, the employment of the Participant with the Company shall not be deemed to have ceased, and the Participant shall not be deemed to have ceased to be an employee of the Company, by reason of the transfer of his employment among the Company and its Subsidiaries or an approved leave of absence.
4.4    Relation to Other Benefits. Any economic or other benefit to the Participant under the Grant and these Terms and Conditions or the Plan shall not be taken into account in determining

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any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.
4.5    These Terms and Conditions Subject to Plan. The Performance Shares granted under the Grant and these Terms and Conditions and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan, a copy of which is available upon request.
4.6    Amendments. The Plan, the Grant and these Terms and Conditions can be amended at any time by the Company. Any amendment to the Plan shall be deemed to be an amendment to the Grant and these Terms and Conditions to the extent that the amendment is applicable hereto. Except for amendments necessary to bring the Plan, the Grant and these Terms and Conditions into compliance with current law including Internal Revenue Code Section 409A, no amendment to either the Plan, the Grant or these Terms and Conditions shall adversely affect the rights of the Participant under the Grant and the Grant and these Terms and Conditions without the Participant’s consent.
4.7    Severability. In the event that one or more of the provisions of the Grant and these Terms and Conditions shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
4.8    Governing Law. The Grant and these Terms and Conditions shall be construed and governed in accordance with the laws of the State of Ohio.
These written Terms and Conditions are hereby adopted this 8th day of March, 2010, in accordance with the terms and conditions of the Grant on the 8th day of March, 2010 by the members of the Compensation and Organization Committee of the Board of Directors of Cliffs Natural Resources Inc.

/s/Francis R. McAllister

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/s/Ronald C. Cambre

/s/Barry J. Eldridge

/s/James D. Ireland III

/s/Roger Phillips

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EXHIBITS

Exhibit A        Performance Objectives
Exhibit B        Beneficiary Designation

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Exhibit A
PERFOMANCE OBJECTIVES

Part 1- Aggregate Value Added Objective.

The Aggregate Value Added Objective is achieved if and only if, at any time during the Incentive Period, the Company’s Aggregate Value (as defined below) is at least One Hundred Fifty Percent (150%) of the Starting Aggregate Value (as defined below). For purposes of the preceding sentence, the following definitions shall apply:

(a)    “Aggregate Value” as of a given day shall mean the Company’s average closing market share price per common share, multiplied by the average number of outstanding shares of common stock, during a period of Sixty (60) consecutive Trading Days.

(b)    “Trading Day” means any day on which Shares may be traded and a Fair Market Value of a Share may be determined.

(c)    “Starting Aggregate Value” shall mean the average (i.e., mean) Aggregate Value for the last Sixty (60) Trading Days of the 2009 calendar year.

Part 2- Negative Discretion as to Other Performance Objectives.

Assuming the Aggregate Value Added Objective is satisfied during the Performance Period, the number of Performance Shares Earned will be 18,720 or such lesser number determined by the Committee based on the Participant’s achievement of certain performance factors evaluated in the Committee’s discretion. Specifically:

•	aggregate value of the Company relative to its peers;

•	increase in the Company’s equity trading multiples;

•	degree of diversification of the Company into minerals other than iron ore and metallurgical coal; and

•	other factors to be determined by the Committee, including (without limitation) timing of results relative to goals, sustainability of market values, and quality of new commodities and operations.
Based upon the performance relative to these factors, and other factors that the Committee in its discretion may consider, the Committee may exercise negative discretion to reduce the number of the Performance Shares Earned.

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Exhibit B

BENEFICIARY DESIGNATION

In accordance with the terms and conditions of the Cleveland-Cliffs Inc 2007 Incentive Equity Plan (“Plan”), my 20010 Participant Grant (“Grant”) and the 2010 Terms and Conditions (“Terms and Conditions”), I hereby designate the person(s) indicated below as my beneficiary(ies) to receive any payments under the Plan, Grant and Terms and Conditions after my death.

Name
Address

Social Sec. Nos. of Beneficiary(ies)
Relationship(s)
Date(s) of Birth

In the event that the above-named beneficiary(ies) predecease(s) me, I hereby designate the following person(s) as beneficiary(ies):

Name
Address

Social Sec. Nos. of Beneficiary(ies)
Relationship(s)
Date(s) of Birth

I hereby expressly revoke all prior designations of beneficiary(ies), reserve the right to change the beneficiary(ies) herein designated and agree that the rights of said beneficiary(ies) shall be subject to the terms of the Plan, Grant and these Terms and Conditions. In the event that there is no beneficiary living at the time of my death, I understand that the payments under the Plan, Grant and these Terms and Conditions will be paid to my estate.

Date                                (Signature)

(Print or type name)

8373774.1 (OGLETREE)

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